Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and Product Supplement No. 6-I dated November 14, 2011	Term Sheet to Product Supplement No. 6-I Registration Statement No. 333-177923 Dated September 26, 2012; Rule 433
Structured Investments	$ Notes Linked to an Equally Weighted Basket of 15 Reference Stocks due July 10, 2018
General
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing July 10, 2018*
•
The notes are designed for investors who seek exposure to any appreciation of an equally weighted basket of 15 Reference Stocks (including six foreign stocks) over the term of the notes.  Investors should be willing to forgo interest and dividend payments while seeking repayment of their principal in full at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about October 5, 2012 and are expected to settle on or about October 10, 2012.
Key Terms
Basket:
The Basket consists of 15 common stocks (including shares, ordinary shares, non-voting equity securities and capital stock) (each, a “Reference Stock” and collectively, the “Reference Stocks”).  The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.

Payment at Maturity:
At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount.
You are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount:
The Additional Amount per $1,000 principal amount note payable at maturity will equal $1,000 × the Basket Return × the Participation Rate, provided that the Additional Amount will not be less than zero.

Participation Rate:	At least 100%. The actual Participation Rate will be determined on the pricing date and will not be less than 100%.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:	The Basket Closing Level will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × 1/15)]
Stock Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the pricing date, divided by the applicable Stock Adjustment Factor
Final Stock Price:	With respect to each Reference Stock, on the Observation Date, the closing price of one share of such Reference Stock on the Observation Date
Stock Adjustment Factor:
With respect to each Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 6-I for further information.

Observation Date*:	July 5, 2018
Maturity Date*:	July 10, 2018
CUSIP:	48126DAN9
*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” in the accompanying product supplement no. 6-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)
The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-44 of the accompanying product supplement no. 6-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 26, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 6-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. 6-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf
•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed and the Stock Weight of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
MCD	McDonald’s Corporation	New York Stock Exchange (NYSE)	1/15	$
KFT**	Kraft Foods Inc.**	NASDAQ Stock Market	1/15	$
MO	Altria Group, Inc.	NYSE	1/15	$
KO	The Coca-Cola Company	NYSE	1/15	$
PG	The Proctor & Gamble Company	NYSE	1/15	$
NOVN VX	Novartis AG	SIX Swiss Exchange (SSE)	1/15	CHF
UNA NA	Unilever N.V.	Euronext Amsterdam	1/15	€
FP FP	TOTAL S.A.	Euronext Paris	1/15	€
RDSA LN	Royal Dutch Shell plc	London Stock Exchange (LSE)	1/15	£
JNJ	Johnson & Johnson	NYSE	1/15	$
MRK	Merck & Co., Inc.	NYSE	1/15	$
COP	ConocoPhillips	NYSE	1/15	$
ROG VX	Roche Holding Ltd	SSE	1/15	CHF
IBM	International Business Machines Corporation	NYSE	1/15	$
VOD LN	Vodafone Group Public Limited Company	LSE	1/15	£

*The Initial Stock Price of each Reference Stock will be determined on the pricing date and is subject to adjustments.
** Kraft Foods Inc. has announced that it expects to spin off its North American grocery business (Kraft Foods Group, Inc.) to its shareholders on October 1, 2012, after which Kraft Foods Inc. intends to change its name to Mondelēz International, Inc. and the Class A common stock of Mondelēz International, Inc. is expected to be traded on The NASDAQ Stock Market under the ticker symbol “MDLZ.”  See “The Reference Stocks — Kraft Foods Inc. (‘Kraft’)” below for additional information.

JPMorgan Structured Investments —	TS-1
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the payment at maturity for a $1,000 principal amount note for a hypothetical range of performances for the Basket Return from -80% to +80% and assume a Participation Rate of 100% and reflect the Starting Basket Level of 100.  The actual Participation Rate will be set on the pricing date and will be not be less than 100%.

The following results are based solely on the hypothetical examples cited.  Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Ending Basket Level	Hypothetical Basket Return	Hypothetical Basket Return × Participation Rate (100%)	Hypothetical Additional Amount		Principal		Hypothetical Payment at Maturity
180.00	80.00%	80.00%	$800.00	+	$1,000.00	=	$1,800.00
170.00	70.00%	70.00%	$700.00	+	$1,000.00	=	$1,700.00
160.00	60.00%	60.00%	$600.00	+	$1,000.00	=	$1,600.00
150.00	50.00%	50.00%	$500.00	+	$1,000.00	=	$1,500.00
140.00	40.00%	40.00%	$400.00	+	$1,000.00	=	$1,400.00
130.00	30.00%	30.00%	$300.00	+	$1,000.00	=	$1,300.00
120.00	20.00%	20.00%	$200.00	+	$1,000.00	=	$1,200.00
115.00	15.00%	15.00%	$150.00	+	$1,000.00	=	$1,150.00
110.00	10.00%	10.00%	$100.00	+	$1,000.00	=	$1,100.00
105.00	5.00%	5.00%	$50.00	+	$1,000.00	=	$1,050.00
102.50	2.50%	2.50%	$25.00	+	$1,000.00	=	$1,025.00
100.00	0.00%	0.00%	$0.00	+	$1,000.00	=	$1,000.00
95.00	-5.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
90.00	-10.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
85.00	-15.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
80.00	-20.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
70.00	-30.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
60.00	-40.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
50.00	-50.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
40.00	-60.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
30.00	-70.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
20.00	-80.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return is 20%, the Additional Amount is equal to $200 and the payment at maturity is equal to $1,200 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 20% × 100%) = $1,200

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.  Because the Ending Basket Level of 80 is less to the Starting Basket Level of 100, the Additional Amount is equal to $0, and the payment at maturity is equal to $1,000 per $1,000 principal amount note.

The hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-2
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Selected Purchase Considerations

•
POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Basket.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 15 Reference Stocks (including six foreign stocks) as set forth under “The Basket” on page TS-1 of this term sheet.

•
UNCAPPED APPRECIATION POTENTIAL — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Basket Return × the Participation Rate*, provided that this payment (the Additional Amount) will not be less than $0.

* The Participation Rate will be set on the pricing date and will not be less than 100%.

•
TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 6-I.  In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  You will be required to accrue as interest income original issue discount on your notes in each taxable year at the comparable yield, as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.  If withholding is required, we will not be required to pay additional amounts with respect to amounts so withheld.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•
COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC.  If the notes had priced on September 25, 2012 and we had determined the comparable yield on that date, it would have been an annual rate of 2.20%, compounded semiannually.  The actual comparable yield that we will determine for the notes may be higher or lower than 2.20%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6-I dated November 14, 2011.

•
MARKET RISK — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive.  YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET RETURN IS ZERO OR NEGATIVE.

JPMorgan Structured Investments —	TS-3
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

•
THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested directly in the Reference Stocks.  If the Ending Basket Level does not exceed the Starting Basket Level, you will receive a payment at maturity of $1,000.  This will be true even if the level of the Basket was higher than the Starting Basket Level at some time during the term of the notes but falls below the Starting Basket Level on the Observation Date.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co.’s and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Executive Overview — Recent Developments,” “Liquidity Risk Management — Credit Ratings,” “Item 4. Controls and Procedures” and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
THE ISSUER OF ONE OF THE REFERENCE STOCKS, KRAFT FOODS INC., IS EXPECTED TO SPIN OFF A PORTION OF ITS BUSINESS PRIOR TO THE PRICING DATE — Kraft Foods Inc. has announced that it expects to spin off its North American grocery business (Kraft Foods Group, Inc.) to its shareholders on October 1, 2012, and, following the spin-off, Kraft Foods Inc. intends to change its name to Mondelēz International, Inc.  If the spin-off is completed as planned, which will have occurred prior to the pricing date, the notes will provide exposure to Mondelēz International, Inc. and will not provide exposure to Kraft Foods Group, Inc.  The historical performance of the Class A common stock of Kraft Foods Inc. prior to the spin-off should not be taken as an indication of future performance of the Class A common stock of Mondelēz International, Inc. following the spin-off.  See “The Reference Stocks — Kraft Foods Inc. (‘Kraft’)” below for additional information.

•
CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 15 Reference Stocks.  Price movements  and performances in the Reference Stocks may or may not be correlated with each other.  At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline.  Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the value of the other Reference Stocks. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•
NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments.  In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks.

JPMorgan Structured Investments —	TS-4
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

•
We did not independently verify any of the information about the Reference Stock issuers contained in this term sheet.  You should undertake your own investigation into the Reference Stocks and their issuers.  We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise. restrictions.  Moreover, the economy of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency.  Such country may be subjected to different and, in some cases, more adverse economic environments.

•
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the foreign Reference Stocks trade, although any currency fluctuations could affect the performance of the Basket.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks.  We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time.  Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.  It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Basket Closing Level on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility in the closing prices of the Reference Stocks;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stocks;
•	the occurrence of certain events affecting the issuer of the Reference Stocks that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the foreign Reference Stocks trade; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	TS-5
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

The Reference Stocks
Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stocks and the Basket

The graphs contained in this term sheet set forth the historical performance of the Reference Stocks as well as the Basket as a whole from January 5, 2007 through September 21, 2012 based on the weekly closing prices of the Reference Stocks from January 5, 2007 through September 21, 2012.  The graph of the historical Basket performance assumes the Basket Closing Level on January 5, 2007 was 100 and the Stock Weights were as specified under “The Basket” in this term sheet.  We obtained the closing prices in this term sheet from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations.  The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the pricing date or the Observation Date.  We cannot give you assurance that the performance of each Reference Stock will result in a positive return at maturity.  We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

McDonald’s Corporation (“McDonald’s”)

According to its publicly available filings with the SEC, McDonald’s franchises and operates McDonald’s restaurants in the global restaurant industry.  The common stock of McDonald’s, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of McDonald’s in the accompanying product supplement no. 6-I.  McDonald’s SEC file number is 001-05231.

Historical Information Regarding the Common Stock of McDonald’s

The following graph sets forth the historical performance of the common stock of McDonald’s based on the weekly closing price (in U.S. dollars) of one share of the common stock of McDonald’s from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of McDonald’s on September 25, 2012 was $92.86.

JPMorgan Structured Investments —	TS-6
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Kraft Foods Inc. (“Kraft”)

According to its publicly available filings with the SEC, Kraft is a food company that manufactures and markets packaged food products, including biscuits, confectionery, beverages, cheese, convenient meals and various packaged grocery products.  On August 4, 2011, Kraft announced that its Board of Directors intends to create two independent public companies: (i) a global snacks business (the “Global Snacks Business”) and (ii) a North American grocery business (the “North American Grocery Business”).  Kraft expects to create these companies through a spin-off of the North American Grocery Business to its shareholders (“Spin-Off”) on October 1, 2012.  Following the Spin-Off, Kraft will hold the Global Snacks Business and change its name to Mondelēz International, Inc. (“Mondelēz”).    On August 14, 2012, Kraft announced that its Board of Directors had approved the Spin-Off.

Mondelēz will primarily consist of Kraft’s current Kraft Foods Europe and Developing Markets segments as well as its North American snack and confectionery businesses and related categories in its Canada & N.A. Foodservice segment.  Kraft’s subsidiary, Kraft Foods Group, Inc. (“Kraft Foods Group”), will hold the North American Grocery Business, which will primarily consist of Kraft’s current U.S. Beverages, U.S. Cheese, U.S. Convenient Meals and U.S. Grocery segments, grocery-related categories in its Canada & N.A. Foodservice segment, as well as its Planters and Corn Nuts brands and businesses.  If the Spin-Off is completed as planned on October 1, 2012, the notes will provide exposure to Mondelēz and will not provide exposure to Kraft Foods Group.

The Class A common stock of Kraft, no par value, which we refer to as the “common stock of Kraft,” is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Kraft in the accompanying product supplement no. 6-I.  Kraft’s SEC file number is 001-16483.  If the Spin-Off is completed as planned on October 1, 2012, the Class A common stock of Mondelēz International, Inc. is expected to be traded on The NASDAQ Stock Market under the ticker symbol “MDLZ.”

Historical Information Regarding the Common Stock of Kraft

The following graph sets forth the historical performance of the common stock of Kraft based on the weekly closing price (in U.S. dollars) of one share of the common stock of Kraft from January 5, 2007 through September 21, 2012.  The common stock of Kraft began trading on The NASDAQ Stock Market on June 26, 2012.  Prior to that date, the common stock of Kraft was traded on the New York Stock Exchange.  The closing price of one share of the common stock of Kraft on September 25, 2012 was $41.32.  If the Spin-Off is completed as planned on October 1, 2012, the historical performance of the common stock of Kraft prior to that date will be adjusted to take into account the Spin-Off.

JPMorgan Structured Investments —	TS-7
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Altria Group, Inc. (“Altria”)

According to its publicly available filings with the SEC, Altria is engaged in the manufacture and sale of cigarettes, smokeless products, wine, machine-made large cigars and pipe tobacco and maintains a portfolio of leveraged and direct finance leases.  The common stock of Altria, par value $0.33⅓ per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Altria in the accompanying product supplement no. 6-I.  Altria’s SEC file number is 001-08940.

Historical Information Regarding the Common Stock of Altria

The following graph sets forth the historical performance of the common stock of Altria based on the weekly closing price (in U.S. dollars) of one share of the common stock of Altria from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of Altria on September 25, 2012 was $34.01.

The Coca-Cola Company (“Coca-Cola”)

According to its publicly available filings with the SEC, Coca-Cola is a beverage company that owns or licenses nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks.  The common stock of Coca-Cola, par value $0.25 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Coca-Cola in the accompanying product supplement no. 6-I.  Coca-Cola’s SEC file number is 001-02217.

Historical Information Regarding the Common Stock of Coca-Cola

The following graph sets forth the historical performance of the common stock of Coca-Cola based on the weekly closing price (in U.S. dollars) of one share of the common stock of Coca-Cola from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of Coca-Cola on September 25, 2012 was $37.68.

JPMorgan Structured Investments —	TS-8
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

The Proctor & Gamble Company (“Proctor & Gamble”)

According to its publicly available filings with the SEC, Proctor & Gamble is focused on providing branded consumer packaged goods in six segments: beauty; grooming; health care; snacks and pet care; fabric care and home care; and baby care and family care.  The common stock of Proctor & Gamble, no par value, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Proctor & Gamble in the accompanying product supplement no. 6-I.  Proctor & Gamble’s SEC file number is 001-00434.

Historical Information Regarding the Common Stock of Proctor & Gamble

The following graph sets forth the historical performance of the common stock of Proctor & Gamble based on the weekly closing price (in U.S. dollars) of one share of the common stock of Proctor & Gamble from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of Proctor & Gamble on September 25, 2012 was $69.54.

Novartis AG (“Novartis”)

According to its publicly available filings with the SEC, Novartis, a Swiss company, provides healthcare solutions that address the evolving needs of patients and societies worldwide.  Its portfolio includes innovative medicines, eye care, generic pharmaceuticals, preventive vaccines and diagnostic tools, over-the-counter and animal health products.  The shares of Novartis, nominal value CHF 0.50 per share, which we refer to as the “common stock of Novartis AG,” are listed on the SIX Swiss Exchange, which we refer to as the relevant exchange for purposes of Novartis in the accompanying product supplement no. 6-I.  Novartis’s SEC file number is 001-15024.

Historical Information of the Common Stock of Novartis

The following graph sets forth the historical performance of the common stock of Novartis based on the weekly closing price (in Swiss francs) of one share of the common stock of Novartis from January 5, 2007 through September 21, 2012. The closing price of one share of the common stock of Novartis on September 25, 2012 was CHF 57.65.

JPMorgan Structured Investments —	TS-9
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Unilever N.V. (“Unilever”)

According to its publicly available filings with the SEC, Unilever, a Dutch company, offers consumer goods in four major areas: personal care, home care, foods and refreshment. The ordinary shares of Unilever, nominal value €0.16 per share, which we refer to as the “common stock of Unilever,” are listed on Euronext Amsterdam, which we refer to as the relevant exchange for purposes of Unilever in the accompanying product supplement no. 6-I.  Unilever’s SEC file number is 001-04547.

Historical Information of the Common Stock of Unilever

The following graph sets forth the historical performance of the common stock of Unilever based on the weekly closing price (in European union euros) of one share of the common stock of Unilever from January 5, 2007 through September 21, 2012. The closing price of one share of the common stock of Unilever on September 25, 2012 was €28.05.

TOTAL S.A. (“TOTAL”)

According to its publicly available filings with the SEC, TOTAL, a French company, is an integrated international oil and gas company, with activities in every sector of the oil industry: in the upstream (oil and gas exploration, development and production, liquefied natural gas) and downstream (refining, petrochemicals, specialty chemicals, marketing and the trading and shipping of crude oil and petroleum products). In addition, TOTAL has equity stakes in coal mines and operates in the power generation and renewable energy sectors.  The shares of TOTAL, par value €2.50 per share, which we refer to as the “common stock of TOTAL S.A.,” are listed on the Euronext Paris, which we refer to as the relevant exchange for purposes of TOTAL in the accompanying product supplement no. 6-I.  TOTAL S.A.’s SEC file number is 001-10888.

Historical Information of the Common Stock of TOTAL

The following graph sets forth the historical performance of the common stock of TOTAL based on the weekly closing price (in European union euros) of one share of the common stock of TOTAL from January 5, 2007 through September 21, 2012. The closing price of one share of the common stock of TOTAL on September 25, 2012 was €40.74.

JPMorgan Structured Investments —	TS-10
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Royal Dutch Shell plc (“Shell”)

According to its publicly available filings with the SEC, Shell, an English and Welsh company, is an independent oil and gas company.  The Class A ordinary shares of Shell, nominal value £0.07 per share, which we refer to as the “common stock of Royal Dutch Shell plc,” are listed on the London Stock Exchange, which we refer to as the relevant exchange for purposes of Shell in the accompanying product supplement no. 6-I.  Shell’s SEC file number is 001-32575.

Historical Information Regarding the Common Stock of Shell

The following graph sets forth the historical performance of the common stock of Shell based on the weekly closing prices (in British pounds sterling) of one share of the common stock of Shell from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of Shell on September 25, 2012 was £2,212.50.

Johnson & Johnson (“Johnson & Johnson”)

According to its publicly available filings with the SEC, Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field.  The common stock of Johnson & Johnson, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Johnson & Johnson in the accompanying product supplement no. 6-I.  Johnson & Johnson’s SEC file number is 001-03215.

Historical Information Regarding the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the common stock of Johnson & Johnson based on the weekly closing price (in U.S. dollars) of one share of the common stock of Johnson & Johnson from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of Johnson & Johnson on September 25, 2012 was $69.32.

JPMorgan Structured Investments —	TS-11
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures.  The common stock of Merck, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Merck in the accompanying product supplement no. 6-I.  Merck’s SEC file number is 001-06571.

Historical Information Regarding the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price (in U.S. dollars) of one share of the common stock of Merck from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of Merck on September 25, 2012 was $45.11.

ConocoPhillips (“ConocoPhillips”)

According to its publicly available filings with the SEC, ConocoPhillips is an international, integrated energy company.  The common stock of ConocoPhillips, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of ConocoPhillips in the accompanying product supplement no. 6-I.  ConocoPhillips’ SEC file number is 001-32395.

Historical Information Regarding the Common Stock of ConocoPhillips

The following graph sets forth the historical performance of the common stock of ConocoPhillips based on the weekly closing price of one share of the common stock of ConocoPhillips from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of ConocoPhillips on September 25, 2012 was $57.41.

JPMorgan Structured Investments —	TS-12
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Roche Holding Ltd (“Roche”)

Accordingly to publicly available information, Roche, a Swiss company, is focused on developing medicines and diagnostics to address unmet medical needs through excellence in science—from early detection and prevention of disease to diagnosis, treatment and treatment monitoring.  The non-voting equity securities of Roche, no par value, which we refer to as the “common stock of Roche,” are listed on the SIX Swiss Exchange, which we refer to as the relevant exchange for purposes of Roche in the accompanying product supplement no. 6-I.

Historical Information Regarding the Common Stock of Roche

The following graph sets forth the historical performance of the common stock of Roche based on the weekly closing price (in Swiss francs) of one share of the common stock of Roche from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of Roche on September 25, 2012 was CHF 178.40.

International Business Machines Corporation (“IBM”)

According to its publicly available filings with the SEC, IBM creates business value for clients and solves business problems through integrated solutions that leverage information technology and knowledge of business processes.  These solutions draw from a portfolio of consulting, delivery and implementation services, enterprise software, systems and financing.  The capital stock of IBM, par value $0.20 per share, which we refer to as the “common stock of IBM,” is listed on the New York Stock Exchange, which we refer to as the relevant exchange in the accompanying product supplement no. 6-I.  IBM’s SEC File number is 001-02360.

Historical Information Regarding the Common Stock of IBM

The following graph sets forth the historical performance of the common stock of IBM based on the weekly closing price (in U.S. dollars) of one share of the common stock of IBM from January 5, 2007 through May 25, 2012.  The closing price of one share of the common stock of IBM on September 25, 2012 was $204.98.

JPMorgan Structured Investments —	TS-13
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Vodafone Group Public Limited Company (“Vodafone”)

According to its publicly available filings with the SEC, Vodafone, an English company, operates a global communications business.  The ordinary shares of Vodafone, par value $0.11 3/7 per share, which we refer to as the “common stock of Vodafone,” are listed on the London Stock Exchange, which we refer to as the relevant exchange for purposes of Vodafone in the accompanying product supplement no. 6-I.  Vodafone’s SEC file number is 001-10086.

Historical Information Regarding the Common Stock of Vodafone

The following graph sets forth the historical performance of the common stock of Vodafone based on the weekly closing price (in British pounds sterling) of one share of the common stock of Vodafone from January 5, 2007 through September 21, 2012.  The closing price of one share of the common stock of Vodafone on September 25, 2012 was £178.85.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 5, 2007 through September 21, 2012.  The following graph assumes the Basket Closing Level on January 5, 2007 was 100 and the Stock Weights were as specified under “The Basket” in this term sheet.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date.  In no event will that commission exceed $30.00 per $1,000 principal amount note.  JPMS may use a portion of that commission to allow selling concessions to another affiliated broker-dealer.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-76 of the accompanying product supplement no. 6-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee.  In no event will the total amount of these fees exceed $30.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-14
Notes Linked to an Equally Weighted Basket of 15 Reference Stocks